NEWS RELEASE
Five Below, Inc. Announces Third Quarter Fiscal 2020 Financial Results
Net Sales Increase of 26.3%; Comparable Sales Increase of 12.8%
Operating Profit Grew 91%; EPS Doubled to $0.36
PHILADELPHIA, PA – (December 2, 2020) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the third quarter and for the year to date period ended October 31, 2020.

For the third quarter ended October 31, 2020:
•Net sales increased by 26.3% to $476.6 million from $377.4 million in the third quarter of fiscal 2019; comparable sales increased by 12.8%.
•The Company opened 36 new stores and ended the quarter with 1,018 stores in 38 states. This represents an increase in stores of 13.9% from the end of the third quarter of fiscal 2019.
•Operating income increased by 91.2% to $24.2 million from $12.7 million in the third quarter of fiscal 2019.
•The effective tax rate was 13.4% compared to 24.2% in the third quarter of fiscal 2019.
•Net income increased by 100.5% to $20.4 million from $10.2 million in the third quarter of fiscal 2019.
•Diluted income per common share was $0.36 compared to $0.18 in the third quarter of fiscal 2019. The benefit from share-based accounting was approximately $0.04 in the third quarter of fiscal 2020 compared to less than a penny in the third quarter of fiscal 2019.

Joel Anderson, President and CEO, said, “Our third quarter results surpassed our expectations as customers responded very positively to our extreme value, trend-right offering. Our teams did a great job keeping the stores clean and safe, and our merchants pivoted quickly to ensure we met customer demand for products relevant in this COVID-impacted environment. Our performance this quarter demonstrates the inherent flexibility of our model and the agility of our teams to deliver a differentiated shopping experience with incredible value.”

Mr. Anderson continued, “In this high volume fourth quarter, we are focused on providing a safe and efficient shopping experience. In addition to several changes we made in store, such as adding expanded checkout capabilities, we are now offering a same-day delivery option for about 300 stores. The holiday selling season is off to an early and strong start, and COVID-related uncertainty notwithstanding, we believe we are well positioned to delight our customers with amazing Wow stocking stuffers and gifts at incredible values."

For the year to date period ended October 31, 2020:
The results in the year to date period reflect the impact of store closures and reopenings.
•Net sales decreased by 4.8% to $1,103.6 million from $1,159.6 million in the year to date period of fiscal 2019; comparable sales decreased by 16.9%.
•The Company opened 118 net new stores compared to 144 new stores in the year to date period of fiscal 2019.
•Operating loss increased by 120.2% to $14.8 million from an operating income of $73.2 million in the year to date period of fiscal 2019.
•The effective tax rate was a benefit of 96.4% versus an expense of 16.1% in the year to date period of fiscal 2019.
•Net loss increased by 100.9% to $0.6 million from a net income of $64.7 million in the year to date period of fiscal 2019.
•Diluted loss per common share was $0.01 compared to a diluted income per common share of $1.15 in the year to date period of fiscal 2019. The benefit from share-based accounting was approximately $0.08 in the year to date period of fiscal 2020 compared to $0.13 in the year to date period of fiscal 2019.

Fourth Quarter and Fiscal 2020 Outlook:
Given the uncertainty related to COVID-19, the Company will not be providing sales or earnings guidance for the fourth quarter or fiscal 2020. The Company expects to open 120 net new stores in 2020 to end the year with 1,020 stores.

Conference Call Information:
A conference call to discuss the third quarter and year to date period fiscal 2020 financial results is scheduled for today, December 2, 2020, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10149151. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including governmental restrictions and requirements, store closures and effects on customer demand or on our supply chain, our ability to keep our distribution centers and e-commerce fulfillment centers operational, our ability to effectively operate and remain open in some or all of our stores, and to open new stores and remodels), risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our online retail operations, including cyber security risks, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you're free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced $1-$5, and some extreme value items priced beyond $5, we make it easy to say YES! to the newest, coolest stuff across 8 awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,000 stores in 38 states. For more information, please visit www.fivebelow.com!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	October 31, 2020	February 1, 2020	November 2, 2019
Assets
Current assets:
Cash and cash equivalents	$117,045	$202,490	$77,496
Short-term investment securities	96,749	59,229	54,072
Inventories	430,200	324,028	419,340
Prepaid income taxes and tax receivable	18,090	4,063	16,396
Prepaid expenses and other current assets	50,194	75,903	58,666
Total current assets	712,278	665,713	625,970
Property and equipment, net	522,214	439,086	400,129
Operating lease assets	928,739	842,988	794,350
Deferred income taxes	—	—	2,283
Other assets	12,265	10,874	11,019
	$2,175,496	$1,958,661	$1,833,751

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	237,647	130,242	188,061
Income taxes payable	1,031	9,505	831
Accrued salaries and wages	22,164	19,873	11,773
Other accrued expenses	99,489	81,255	91,304
Operating lease liabilities	136,513	110,470	105,834
Total current liabilities	496,844	351,345	397,803
Other long-term liabilities	1,918	1,199	1,250
Long-term operating lease liabilities	922,784	837,623	789,307
Deferred income taxes	4,408	8,716	—
Total liabilities	1,425,954	1,198,883	1,188,360
Shareholders’ equity:
Common stock	559	557	556
Additional paid-in capital	312,668	322,330	318,318
Retained earnings	436,315	436,891	326,517
Total shareholders’ equity	749,542	759,778	645,391
	$2,175,496	$1,958,661	$1,833,751

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net sales	$476,614	$377,438	$1,103,623	$1,159,600
Cost of goods sold	325,514	258,756	792,223	774,762
Gross profit	151,100	118,682	311,400	384,838
Selling, general and administrative expenses	126,851	105,997	326,205	311,655
Operating income (loss)	24,249	12,685	(14,805)	73,183
Interest (expense) income and other (expense) income, net	(660)	753	(1,017)	3,952
Income (loss) before income taxes	23,589	13,438	(15,822)	77,135
Income tax expense (benefit)	3,164	3,249	(15,246)	12,453
Net income (loss)	$20,425	$10,189	$(576)	$64,682
Basic income (loss) per common share	$0.37	$0.18	$(0.01)	$1.16
Diluted income (loss) per common share	$0.36	$0.18	$(0.01)	$1.15
Weighted average shares outstanding:
Basic shares	55,851,780	55,672,796	56,004,072	55,855,526
Diluted shares	56,099,328	56,019,736	56,004,072	56,208,718

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019
Operating activities:
Net (loss) income	$(576)	$64,682
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	50,919	39,894
Share-based compensation expense	3,582	9,446
Deferred income tax (benefit) expense	(4,308)	3,843
Other non-cash expenses	1,643	75
Changes in operating assets and liabilities:
Inventories	(106,172)	(175,704)
Prepaid income taxes and tax receivable	(14,027)	(15,059)
Prepaid expenses and other assets	30,784	326
Accounts payable	110,970	78,372
Income taxes payable	(8,474)	(19,795)
Accrued salaries and wages	2,291	(12,813)
Operating leases	25,453	9,660
Other accrued expenses	29,221	18,928
Net cash provided by operating activities	121,306	1,855
Investing activities:
Purchases of investment securities and other investments	(120,033)	(103,055)
Sales, maturities, and redemptions of investment securities	77,513	127,093
Capital expenditures	(149,270)	(156,350)
Net cash used in investing activities	(191,790)	(132,312)
Financing activities:
Borrowing on note payable under Amended Revolving Credit Facility	50,000	—
Repayment of note payable under Amended Revolving Credit Facility	(50,000)	—
Cash paid for credit facility financing costs	(1,755)	—
Net proceeds from issuance of common stock	229	195
Repurchase and retirement of common stock	(12,663)	(36,885)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	3,017	3,186
Common shares withheld for taxes	(3,789)	(10,291)
Net cash used in financing activities	(14,961)	(43,795)
Net decrease in cash and cash equivalents	(85,445)	(174,252)
Cash and cash equivalents at beginning of period	202,490	251,748
Cash and cash equivalents at end of period	$117,045	$77,496